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The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the prospectus supplement is completed and delivered. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2001

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 24, 2001)

$
Simon Property Group, L.P.
   % Notes due 20

    We are offering a new series of notes which will bear interest at  % per year and, unless we redeem them earlier, will mature on October  , 20  . We will pay interest on the notes on April  and October  of each year, beginning April  , 2002.

    The notes will be unsecured and unsubordinated obligations and will rank equally with each other and with all of our other existing and future unsecured and unsubordinated indebtedness. We will use the net proceeds from this offering to repay existing indebtedness.

    We may redeem some or all of the notes at any time at the redemption prices described in this prospectus supplement under "Description of Notes—Optional Redemption." The notes will not be subject to any mandatory sinking fund.

    Investing in the notes involves risks. See "Risk Factors" beginning on page 3 of the accompanying prospectus.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Notes		Total
Public Offering Price		%	$
Underwriting Discount		%	$
Proceeds to Simon Property Group, L.P. (before expenses)%			$

    The underwriters expect to deliver the notes in book-entry form only through The Depository Trust Company, Clearstream Banking or the Euroclear System, as the case may be, on or about October  , 2001.

Joint Book-Running Managers

Banc of America Securities LLC	Salomon Smith Barney

Credit Suisse First Boston	JPMorgan	UBS Warburg

The date of this prospectus supplement is October   , 2001.

TABLE OF CONTENTS

Prospectus Supplement
Simon Property Group, L.P.	S-2
Recent Developments	S-2
Use of Proceeds	S-2
Ratio of Earnings to Fixed Charges	S-3
Description of Notes	S-3
Underwriting	S-10
Legal Matters	S-11
Prospectus
About this Prospectus	2
Who We Are	2
Use of Proceeds	2
Risk Factors	3
Ratio of Earnings to Fixed Charges	5
Description of Debt Securities	6
Plan of Distribution	16
Legal Matters	17
Experts	17
Forward-Looking Statements May Prove Inaccurate	17
Incorporation of Information We File with the SEC	18
Where You Can Find Additional Information	19

    This prospectus supplement contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve the plans, intentions and expectations discussed in these forward-looking statements. Our actual results may differ materially. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus that we believe would cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of their dates. Our business, financial condition, results of operations and prospects may have changed since then.

    The following may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in the prospectus before making an investment decision.

    In this prospectus supplement, "we," "us," "our," and "the Operating Partnership" refer to Simon Property Group, L.P. and its subsidiaries. "SPG" refers specifically to Simon Property Group, Inc. and "SRC" refers specifically to SPG Realty Consultants, Inc.

SIMON PROPERTY GROUP, L.P.

    Simon Property Group, L.P. owns, operates, manages, leases, acquires, expands and develops real estate properties, primarily regional malls and community shopping centers. We are a majority-owned subsidiary of Simon Property Group, Inc. or "SPG," which is treated as a real estate investment trust or "REIT" for federal income tax purposes.

    The core of our business originated with the shopping center businesses of Melvin Simon, Herbert Simon, David Simon and other members or associates of the Simon family. We have grown significantly by acquiring properties and merging with other real estate companies, including the merger with DeBartolo Realty Corporation in 1996 and the combination with Corporate Property Investors, Inc. and its paired share affiliate in 1998.

    As of September 30, 2001, we and SPG owned or held interests in 250 income-producing properties, consisting of 164 regional malls, 72 community shopping centers, five specialty retail centers, four office and mixed-use properties and five value-oriented super regional malls located in a total of 36 states. These properties have over 184.9 million square feet of gross leasable area of which we own approximately 110.8 million square feet. We also own interests in six retail properties in Europe and Canada, one property under construction in the United States and 11 parcels of land held for future development.

    We were formed on November 18, 1993 as a Delaware limited partnership. SPG is our sole general partner. SRC is the paired-share affiliate of SPG. The paired shares of common stock of SPG and SRC are listed on the New York Stock Exchange under the symbol "SPG." Our principal executive offices are located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204, and our telephone number is (317) 636-1600. Our World Wide Web site address is www.shopsimon.com. The information in our website is not incorporated by reference into this prospectus supplement.

    If you would like to find more information about us, please see the sections entitled "Incorporation of Information We File with the SEC" and "Where You Can Find More Information" in the accompanying prospectus.

RECENT DEVELOPMENTS

    On October 1, 2001, the Operating Partnership acquired a fifty percent (50%) interest in Fashion Valley Mall, San Diego, California, and assumed management responsibilities for the property. Concurrently with the transaction, the partnership owning the property secured a $200 million, seven-year mortage loan, which bears interest at a fixed rate of 6.5%.

    On October 19, 2001, SPG issued a press release in which it announced that it expected to report a non-recurring charge in the third quarter related to the write-off of its clixnmortar initiative and miscellaneous technology investments in the amount of $16.6 million. SPG also announced that it expected to report funds from operations for the third quarter of $0.87 per fully diluted share.

USE OF PROCEEDS

    We expect to receive net proceeds from the sale of the notes of approximately $      , after deducting commissions, discounts and offering expenses. We presently intend to use the proceeds of this offering to reduce the outstanding balance of our $1.25 billion unsecured credit facility which has a

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maturity date of August 25, 2002, subject to a one year extension. The credit facility bears interest at a variable grid rate which is currently equal to LIBOR plus 65 basis points. Up to $625 million of the facility is subject to competitive bidding at rates that are lower than the current grid rate. At October 19, 2001, the effective rate of interest (excluding a 15 basis point facility fee) was 3.20% per year. Affiliates of certain of the underwriters are lenders under this facility. See "Underwriting."

RATIO OF EARNINGS TO FIXED CHARGES

    Our historical ratios of earnings to fixed charges for each of the periods indicated were as follows:

Six Months Ended June 30,		For the Year Ended December 31,
2001	2000	2000	1999	1998	1997	1996
1.43x	1.46x	1.53x	1.50x	1.56x	1.68x	1.64x

    For purposes of calculating the ratio of earnings to fixed charges, "earnings" have been computed by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. "Fixed charges" consist of interest costs, whether expensed or capitalized, the interest component of rental expenses and amortization of debt issuance costs.

DESCRIPTION OF NOTES

    The notes are a series of debt securities to be issued under an indenture dated as of November 26, 1996, between us and The Chase Manhattan Bank, as Trustee, and supplemented on October  , 2001 (the "Indenture"). The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The following summary of the particular terms of the notes supplements the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under the caption "Description of Debt Securities."

    The notes initially will be limited in aggregate principal amount to $            . The notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to the claims of mortgage lenders holding our secured indebtedness, as to the specific property securing each lender's mortgage and to claims of creditors of our subsidiaries to the extent of the assets of those subsidiaries. As of June 30, 2001, the total consolidated mortgage debt on our properties was approximately $3.121 billion and our subsidiaries had approximately $1.085 billion in unsecured debt. Subject to specified limitations in the Indenture and as described below under "—Covenants," the Indenture permits us to incur additional secured and unsecured indebtedness. None of our partners has any obligation to pay principal or interest on the notes.

    The notes will mature on October   , 20  (the "Maturity Date") unless earlier redeemed. The notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any of our equity interests. The notes will be issued as global debt securities. See "—Book Entry; Delivery and Form" below.

    Except as described below under "—Covenants—Limitations on Incurrence of Debt" and in the accompanying prospectus under the caption "Description of Debt Securities—Merger, Consolidation or Sale," the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would give holders of the notes protection in the event of:

  •
  a highly leveraged or similar transaction involving us or any of our affiliates;
  •
  a change of control; or
  •
  a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes.

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Restrictions on the ownership and transfer of the shares of common stock of SPG are designed to preserve its status as a REIT. However, these restrictions may act to prevent or hinder a change of control. SPG and its management have no present intention of engaging in a transaction that result in SPG or us being highly leveraged or that would result in a change of control.

Principal and Interest

    The notes will bear interest at      % per year from October  , 2001 or from the immediately preceding interest payment date to which interest has been paid. Interest is payable semi-annually on April     and October  , commencing April     , 2002 (each, an "Interest Payment Date"), and on the Maturity Date. Interest will be paid to the persons or "holders" in whose names the notes are registered on our security register maintained by the Trustee at the close of business on the regular record date. The regular record date will be the fifteenth calendar days, whether or not a Business Day, immediately preceding the related Interest Payment Date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

    If any Interest Payment Date or a Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date or Maturity Date, as the case may be. For purposes of the notes, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Further Issuances

    We may, from time to time, without the consent of existing note holders, create and issue further notes having the same terms and conditions as the notes in all respects, except for issue date, issue price and, in some cases, the first payment of interest. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

Optional Redemption

    We may redeem the notes of either series at any time at our option, in whole or from time to time in part, at a redemption price equal to the sum of:

  •
  the principal amount of the notes being redeemed plus accrued interest on the notes to the redemption date; and
  •
  the Make-Whole Amount, as defined below, if any, with respect to the notes (the "Redemption Price").

    If we have given notice of redemption as provided in the Indenture and have made funds available on the redemption date referred to in the notice for the redemption, the notes called for redemption will cease to bear interest on the redemption date and the holders of the notes from and after the redemption date will be entitled to receive only the payment of the Redemption Price upon surrender of the notes in accordance with the notice.

    We will give notice of any optional redemption of any notes to holders, at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the redemption date. The notice of redemption will specify, among other items, the Redemption Price and principal amount of the notes to be redeemed that are held by the holder.

    If less than all of the notes are to be redeemed at our option, we will notify the Trustee at least 45 days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of notes to be redeemed, if less than all of the notes are to be redeemed, and their redemption date. The Trustee will select, in the manner it deems fair and

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appropriate, no less than 60 days prior to the redemption date, the notes to be redeemed in whole or in part.

    As used in this prospectus supplement:

    "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any notes, the excess, if any, of:

  •
  the aggregate present value as of the redemption date or accelerated payment date of each dollar of principal being redeemed or accelerated and the amount of interest, excluding interest accrued to the redemption date or accelerated payment date, that would have been payable in respect of each dollar if the redemption or accelerated payment had not been made (determined by discounting, on a semi-annual basis, the principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of the redemption or accelerated payment is given, from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, to the date of redemption or accelerated payment), over
  •
  the aggregate principal amount of the notes being redeemed or accelerated.

    "Reinvestment Rate" means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the redemption date or accelerated payment date, and rounded to the nearest month) to stated maturity of the principal being redeemed or accelerated (the "Treasury Yield"), plus    %. For purposes of calculating the Reinvestment Rate, the Treasury Yield will be equal to the arithmetic mean of the yields published in the Statistical Release under the heading "Week Ending" for "U.S. Government Securities—Treasury Constant Maturities" with a maturity equal to the remaining life. However, if no published maturity exactly corresponds to the remaining life, then the Treasury Yield will be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities rounding each relevant period to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield will be determined in the manner that most closely approximates the above manner, as we reasonably determine.

    "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication that is published weekly by the Federal Reserve System and that reports yields on actively traded United States government securities adjusted to constant maturities, or, if that statistical release is not published at the time of any determination under the Indenture, then another reasonably comparable index which we will designate.

Covenants

    The Indenture, as supplemented, contains various covenants, including the following:

    Limitations on Incurrence of Debt.  We will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of that Debt and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Debt is greater than 60% of the sum of:

  •
  our Adjusted Total Assets as of the end of the most recent fiscal quarter ended prior to the incurrence of the additional Debt; and
  •
  any increase in Adjusted Total Assets from the end of that quarter, including, without limitation, any pro forma increase in Adjusted Total Assets resulting from the application of the proceeds of the additional Debt.

    In addition, we will not, and will not permit any Subsidiary to, incur any additional Secured Debt if, immediately after giving effect to the incurrence of the additional Secured Debt, and the application

S–5

of the net proceeds thereof, the aggregate principal amount of all outstanding Secured Debt is greater than 55% of the sum of:

  •
  our Adjusted Total Assets as of the end of the most recent fiscal quarter ended prior to the incurrence of the additional Secured Debt; and
  •
  any increase in the Adjusted Total Assets from the end of that quarter, including, without limitation, any pro forma increase from the application of the proceeds of such additional Secured Debt.

    In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Annualized EBITDA After Minority Interest to Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred would have been less than 1.75 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that:

  •
  such Debt and any other Debt incurred by us and our Subsidiaries since the first day of the four-quarter period, which was outstanding at the end of that period, had been incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the proceeds of that Debt, including to refinance other Debt, had occurred at the beginning of that period;
  •
  the repayment or retirement of any other Debt repaid or retired by us or our Subsidiaries since the first day of the four-quarter period occurred at the beginning of that period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during that period;
  •
  any income earned as a result of any assets being placed in service since the end of the four-quarter period had been earned, on an annualized basis, during that period; and
  •
  in the case of any acquisition or disposition by us or any Subsidiary of any asset or group of assets since the first day of that four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, that the acquisition or disposition and any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments with respect to such acquisition or disposition being included in that pro forma calculation.

    For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by us or a Subsidiary whenever we or our Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect of that Debt.

    Maintenance of Total Unencumbered Assets.  We will at all times maintain Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all of our outstanding Unsecured Debt.

    Definitions.  As used in this prospectus summary and in the Indenture:

    "Adjusted Total Assets" as of any date means the sum of:

  •
  the amount determined by multiplying the sum of the shares of common stock of Old SPG issued in the IPO and the units of its operating partnership not held by Old SPG outstanding on the date of the IPO, by $22.25 (the "IPO Price"),
  •
  the principal amount of the outstanding consolidated debt of Old SPG on the date of the IPO, less any portion applicable to minority interests,
  •
  the Operating Partnership's allocable portion, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures on the date of the IPO,

S–6

  •
  the purchase price or cost of any real estate assets acquired (including the value, at the time of such acquisition, of any units of the Operating Partnership or shares of common stock of SPG or Old SPG issued in connection therewith) or developed after the IPO by the Operating Partnership or any Subsidiary, less any portion attributable to minority interests, plus the Operating Partnership's allocable portion, based on its ownership interest, of the purchase price or cost of any real estate assets acquired or developed after the IPO by any unconsolidated joint venture,
  •
  the value of the DRC Merger computed as the sum of (a) the purchase price including all related closing costs and (b) the value of all outstanding indebtedness assumed in the DRC Merger less any portion attributable to minority interests, including the Operating Partnership's allocable share, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures assumed in the DRC Merger at the DRC Merger date, and
  •
  working capital of the Operating Partnership;

subject, however, to reduction by the amount of the proceeds of any real estate assets disposed of after the IPO by the Operating Partnership or any Subsidiary, less any portion applicable to minority interests, and by the Operating Partnership's allocable portion based on its ownership interest, of the proceeds of any real estate assets disposed of after the IPO by unconsolidated joint ventures.

    "Annualized EBITDA" means earnings before interest, taxes, depreciation and amortization for all properties with other adjustments as are necessary to exclude the effect of items classified as extraordinary items in accordance with GAAP, adjusted to reflect the assumption that (1) any income earned as a result of any assets having been placed in service since the end of such period had been earned, on an annualized basis, during such period, and (2) in the case of any acquisition or disposition by the Operating Partnership, any Subsidiary or any unconsolidated joint venture in which the Operating Partnership or any Subsidiary owns an interest, of any assets since the first day of such period, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition.

    "Annualized EBITDA After Minority Interest" means Annualized EBITDA after distributions to third party joint venture partners.

    "DRC Merger" means the merger of Old SPG and DeBartolo Realty Corporation and related transactions consummated on August 9, 1996, pursuant to the Agreement and Plan of Merger between Old SPG and DeBartolo Realty Corporation.

    "Debt" means any indebtedness of us and our Subsidiaries, on a consolidated basis, less any portion attributable to minority interests, plus our allocable portion, based on our ownership interest, of indebtedness of unconsolidated joint ventures in respect of:

  •
  borrowed money evidenced by bonds, notes, debentures or similar instruments as determined in accordance with GAAP;
  •
  indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary, directly or indirectly through unconsolidated joint ventures, as determined in accordance with GAAP;
  •
  reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable; and
  •
  any lease of property by us, any Subsidiary or any unconsolidated joint venture as lessee which is reflected on our consolidated balance sheet or that joint venture's balance sheet as a capitalized lease in accordance with GAAP;

and also includes, to the extent not otherwise included, any obligation of us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, indebtedness of another person (other than us or any Subsidiary) described in the clauses above (or in the case of an obligation made jointly with

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another person our or our Subsidiary's allocable portion based on our or our Subsidiary's ownership interest in the related real estate assets).

    "GAAP" means generally accepted accounting principles.

    "Interest Expense" includes our pro rata share of joint venture interest expense and is reduced by amortization of debt issuance costs.

    "Intercompany Debt" means Debt to which the only parties are us, SPG and any of our and SPG's Subsidiaries, but only so long as that Debt is held solely by any of us, SPG and any Subsidiary that is subordinated in right of payment to the holders of the notes.

    "IPO" means the initial public offering of Old SPG.

    "Old SPG" means SPG Properties, Inc., a Maryland corporation, formerly known as "Simon Property Group, Inc."

    "Secured Debt" means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of our property or the property of any Subsidiary.

    "Subsidiary" means a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by us or by one or more of our Subsidiaries. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has the voting power by reason of any contingency.

    "Unencumbered Annualized EBITDA After Minority Interest" means Annualized EBITDA After Minority Interest less any portion thereof attributable to assets serving as collateral for Secured Debt.

    "Unencumbered Assets" as of any date shall be equal to Adjusted Total Assets as of such date multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA After Minority Interest and the denominator of which is Annualized EBITDA After Minority Interest.

    "Unsecured Debt" means our Debt or Debt of any of our Subsidiaries that is not Secured Debt.

    Compliance with the covenants described in this prospectus supplement and with respect to the notes generally may not be waived by us, or by the Trustee unless the holders of at least a majority in principal amount of all outstanding notes consent to the waiver.

Book Entry; Delivery and Form

    The Global Note.  The notes issued in the offering will initially be represented by a single, permanent global note in definitive, fully registered form (the "Global Note"). Upon the issuance of the Global Note, the Depository Trust Company, New York, New York, or "DTC" or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the Global Note to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

    So long as DTC or its nominee is the registered holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the Indenture and under the notes represented thereby. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with the procedures provided for under the applicable procedures of DTC.

    Payments of the principal of, and interest on, the notes represented by the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating

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to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of notes represented by the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payment by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in the Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Banking participant during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Banking) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Banking as a result of sales of interests in the Global Note by or through a Euroclear or Clearstream Banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC's settlement date.

    DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account an interest in the Global Note is credited and only in respect of such series and such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

    DTC has advised us of the following information regarding DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities of its participants and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

    Although DTC, Euroclear and Clearstream Banking have agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among participants in DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants of their respective obligations under the rules and procedures governing their operations.

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    Certificated Notes.  The Global Note may not be transferred as or exchanged for physical certificates in registered form without coupons (the "Certificated Notes"), except (1) if DTC notifies us that it is unwilling or unable to continue to act as depositary with respect to the Global Note or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we do not appoint a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 within 120 days, (2) at any time if we in our sole discretion determine that the Global Note (in whole but not in part) should be exchanged for Certificated Notes or (3) if the owner of an interest in the Global Note requests such Certificated Notes, following an Event of Default under the Indenture, in a written notice delivered through the depositary to the Trustee.

    The information in this section concerning DTC, Euroclear and Clearstream Banking and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Same-Day Settlement and Payment

    The underwriters will pay for the notes in immediately available funds. We will make all payments due on the notes in immediately available funds as long as the notes are in book-entry form.

UNDERWRITING

    Banc of America Securities LLC and Salomon Smith Barney Inc. are acting as joint book-running managers of the offering, and are acting as representatives of the underwriters named below.

    Subject to the terms and conditions set forth in the terms agreement and the related underwriting agreement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes
Banc of America Securities LLC	$
Salomon Smith Barney Inc.
Credit Suisse First Boston Corporation
J.P. Morgan Securities Inc.
UBS Warburg LLC

Total	$

    The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

    The underwriters have advised us that they propose initially to offer the notes to the public at the applicable public offering price set forth on the cover of this prospectus supplement, and to certain dealers at such price less concessions not in excess of  % of the aggregate principal amount of the notes. The underwriters may allow, and such dealers may reallow, discounts not in excess of  % of the aggregate principal amount of the notes to certain other dealers. After the initial public offering of the notes, the public offering price, concession and discount may be changed.

    The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but are not obligated to do so and may discontinue market making at any time without notice. We cannot make any assurance as to the liquidity of or any trading market for the notes.

    In connection with the offering, the underwriters are permitted to engage in certain transactions that stabilize the price of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the

S–10

notes in connection with the offering, i.e., if they sell a greater aggregate principal amount of notes than is set forth on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

    Certain of the underwriters and their affiliates have from time to time provided, and may continue to provide in the future, various investment banking, commercial banking and/or financial advisory services to us and SPG. The Chase Manhattan Bank, which is an affiliate of J.P. Morgan Securities Inc., is the lead agent and a lender under our unsecured credit facility that will be repaid with the proceeds of this offering. Affiliates of Banc of America Securities LLC, Salomon Smith Barney Inc. and UBS Warburg LLC are also lenders under such facility. The Chase Manhattan Bank also serves as the Trustee under the Indenture.

    We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

LEGAL MATTERS

    The validity of the notes and specified legal matters in connection with this offering will be passed upon for us by Baker & Daniels, Indianapolis, Indiana. Clifford Chance Rogers & Wells LLP, New York, New York, will act as counsel for the underwriters.

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PROSPECTUS

$1,000,000,000

SIMON PROPERTY GROUP, L.P.

DEBT SECURITIES

    By this prospectus, we may offer from time to time up to $1 billion aggregate principal amount of our non-convertible investment grade debt securities. The debt securities will be our direct unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

    We may sell the debt securities in multiple series with the terms of each series to be determined at the time of sale. When we offer the debt securities, we will provide you with a prospectus supplement describing the specific terms of the series of debt securities being offered. This prospectus may be used to offer and sell debt securities only if accompanied by a prospectus supplement.

    You should read carefully both this prospectus and any prospectus supplement before you invest.

    Investing in our securities involves risk. See "Risk Factors" beginning on page 3.

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Our principal executive offices are located at National City Center, Suite 15 East, 115 West Washington Street, Indianapolis, Indiana 46204, and our telephone number is (317) 636-1600.

The date of this prospectus is September 24, 2001.

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell debt securities in one or more offerings up to a total amount of $1 billion. This prospectus provides you with a general description of the debt securities. Each time we offer to sell any of the debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the debt securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Information We File with the SEC."

WHO WE ARE

    We own, operate, manage, lease, acquire, expand and develop real estate properties, primarily regional malls and community shopping centers. We are a majority-owned subsidiary of Simon Property Group, Inc. or "SPG", which is treated as a real estate investment trust or "REIT" for federal income tax purposes.

    The core of our business originated with the shopping center businesses of Melvin Simon, Herbert Simon, David Simon and other members or associates of the Simon family. We have grown significantly by acquiring properties and merging with other real estate companies, including the merger with DeBartolo Realty Corporation in 1996 and the combination with Corporate Property Investors, Inc. and its paired share affiliate in 1998.

    As of June 30, 2001, we and SPG owned or held interests in 250 income-producing properties, consisting of 164 regional malls, 72 community shopping centers, five specialty retail centers, four office and mixed-use properties and five value-oriented super regional malls located in a total of 36 states. These properties have over 185 million square feet of gross leasable area of which we own approximately 110 million square feet. We also own interests in six retail properties in Europe and Canada, one property under construction in the United States and 11 parcels of land held for future development.

    We were formed on November 18, 1993 as a Delaware limited partnership. SPG is our sole general partner. SPG Realty Consultants, Inc. ("SRC") is the paired-share affiliate of SPG. The paired shares of common stock of SPG and SRC are listed on the New York Stock Exchange under the symbol "SPG." Our principal executive offices are located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204, and our telephone number is (317) 636-1600. Our World Wide Web site address is www.shopsimon.com. The information in our web site is not incorporated by reference into this prospectus.

    If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

    In this prospectus, "we," "us," "our," and "the Operating Partnership" refer to Simon Property Group, L.P. and its subsidiaries. "SPG" refers specifically to Simon Property Group, Inc. and "SRC" refers specifically to SPG Realty Consultants, Inc.

USE OF PROCEEDS

    We intend to use the net proceeds from the sale of debt securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific series of debt securities. Our general corporate purposes may include repaying debt, financing our capital commitments and financing possible future acquisitions associated with the continued expansion of our business.

RISK FACTORS

    You should consider carefully the following risks, along with the other information contained or incorporated by reference in this prospectus before you decide to purchase any of our debt securities. The risks and uncertainties described below are not the only ones affecting us. Additional risks and uncertainties may also adversely affect our business and operations. If any of the following events actually occurs, our business, financial condition and results of operations would likely suffer, possibly materially.

WE HAVE A SUBSTANTIAL DEBT BURDEN THAT COULD AFFECT OUR FUTURE OPERATIONS.

    We are subject to the risks normally associated with debt financing, including the risk that our cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of such indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. Certain significant expenditures associated with a property (such as mortgage payments) generally will not be reduced when circumstances cause a reduction in income from such property. Should such events occur, our operations may be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to make payments on such indebtedness, the property could be transferred to the mortgagee with a possible consequent loss of income and asset value to us.

    Certain of our loans have floating interest rates. In certain cases, we will continue to be a party to existing interest rate protection agreements with financial institutions whereby these institutions agree to indemnify us against the risk of increases in interest rates above certain levels.

RISING INTEREST RATES AND OTHER FACTORS COULD ADVERSELY AFFECT OUR BORROWING COSTS.

    Any significant increase in market interest rates from their current levels could result in increased borrowing costs for us, which may adversely affect our cash flow and ability to meet our debt service obligations. We employ standard risk management strategies to hedge exposures, primarily related to interest rate volatility. Interest rate cap agreements are used as a protection against interest rate increases on variable rate debt. We also enter into hedging transactions based upon U.S. Treasury Bill rates to manage exposure of rising interest rates before anticipated offerings of debt securities. We intend to continue to enter into such arrangements if management determines they are in our best interests.

    Interest rate hedging arrangements may expose us to certain risks. Although we will try to minimize these risks, interest rate movements during the terms of interest rate hedging agreements may result in a gain or loss on our investment in the hedging arrangement. Developing an effective strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Such hedging agreements may involve certain costs, such as transaction fees or non-material breakage costs if they are terminated by us. In order to minimize counterparty credit risk, our policy is to enter into hedging arrangements only with large creditworthy financial institutions.

THERE ARE FACTORS OUTSIDE OUR CONTROL THAT AFFECT THE REVENUES AND ECONOMIC VALUE OF SHOPPING CENTERS.

    The revenues and value of shopping centers may be adversely affected by a number of factors, including: the national, regional and local economic climate; local real estate conditions; perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center; the proximity and quality of competing centers; trends in the retail industry, including contraction in the number of retailers and the number of locations operated; the quality and philosophy of management; changes in market rental rates; the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise; the need periodically to renovate, repair and relet space and the costs thereof; the ability of an owner to provide adequate maintenance and insurance; and increased operating costs. In addition, shopping center values are affected by such factors as changes in interest rates, the availability of financing, changes in governmental regulations, changes in tax laws or rates and potential environmental or other legal liabilities.

    Our concentration in the retail shopping center real estate market subjects our portfolio of properties to certain risks, including, among others, the following risks: demand for shopping center space in our markets may decrease; we may be unable to relet space upon lease expirations or to pay related renovation and reletting costs; economic and other conditions may affect shopping center property cash flows and values; tenants may be unable to make lease payments or may become bankrupt; and a property may not generate revenue sufficient to meet operating expenses, including future debt service.

WE HAVE LIMITED CONTROL WITH RESPECT TO CERTAIN PROPERTIES PARTIALLY OWNED OR MANAGED BY THIRD PARTIES.

    We own interests in a number of properties which are not, directly or indirectly, wholly owned by us ("Joint Venture Properties"). We do not have sole control of certain major decisions relating to many of the Joint Venture Properties, although we generally have a right of approval with respect to such matters. We do not have day-to-day operational control of other of the Joint Venture Properties. These limitations may result in decisions by third parties with respect to such properties that do not fully reflect our interests at such time, including decisions relating to the requirements with which we must comply in order to maintain SPG's status as a REIT for tax purposes. In addition, the sale or transfer of interests in certain of the partnerships is subject to rights of first refusal and buy-sell or similar arrangements. These rights may be triggered at a time when we will not desire to sell but may be forced to do so because we do not have the cash to purchase the other party's interest. We are contractually restricted from selling certain of these properties without the consent of certain unrelated parties. These limitations on sale may adversely affect our ability to sell these properties at the most advantageous time for us.

OUR PROPERTIES FACE A WIDE RANGE OF COMPETITION.

    Shopping malls compete with other retail properties for tenants on the basis of the rent charged and location. However, the principal competition for the shopping malls may come from future shopping malls that will be located in the same market areas and from mail order and electronic commerce. There is also considerable competition to acquire equity interests in desirable real estate. The competition is provided by real estate investment trusts, insurance companies, private pension plans and private developers. Additionally, our credit rating and leverage will affect our competitive position in the public debt and equity markets.

    We face competition from other shopping mall developers for the acquisition of prime development sites and for tenants and are subject to the risks of real estate development, including the lack of financing, construction delays, environmental requirements, budget overruns and lease-up. Numerous other developers, managers and owners of real estate compete with us in seeking management, leasing revenues, land for development and properties for acquisition. In addition, retailers at our properties face increasing competition from discount shopping centers, outlet malls, catalogues, discount shopping clubs and electronic commerce. With respect to many of our properties, there are similar properties within the same market area. The existence of competitive properties could affect our ability to lease space and the level of rents we can obtain. Renovations and expansions at competing malls could negatively affect our properties. Increased competition could adversely affect our revenues.

REAL ESTATE INVESTMENTS ARE RELATIVELY ILLIQUID.

    Real property investments are relatively illiquid. Our ability to vary our portfolio of properties in response to changes in economic and other conditions is limited. If we want to sell a property, there is no assurance that we will be able to dispose of it in the desired time period or that the sales price of a property will exceed our investment.

WE DEPEND ON OUR ANCHORS AND TENANTS.

    Our cash flow would be adversely affected if the space in our properties could not be leased, or if tenants or anchors failed to meet their contractual obligations or seek concessions in order to continue operations. If the sales of stores operating in our properties were to decline sufficiently due to economic conditions, closing of anchors or for other reasons, tenants may be unable to pay their minimum rents or expense recovery charges. In the event of a default by a tenant or anchor, we may experience delays and costs in enforcing our rights as landlord.

WE MAY NOT BE ABLE TO RENEW LEASES AND RELET SPACE.

    We are subject to the risks that, upon expiration of leases for space in our properties, the premises may not be relet or the terms of reletting (including the cost of concessions to tenants) may be less favorable than current lease terms. If we were unable promptly to relet all or a substantial portion of this space or if the rental rates upon such reletting were significantly lower than expected rates, our cash flow may be adversely affected.

RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

Six Months Ended June 30,		Year Ended December 31,
2001	2000	2000	1999	1998	1997	1996
1.43x	1.46x	1.53x	1.50x	1.56x	1.68x	1.64x

    For purposes of calculating the ratio of earnings to fixed charges, "earnings" have been computed by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, and capitalized interest.

DESCRIPTION OF DEBT SECURITIES

    The debt securities will be issued under an Indenture dated as of November 26, 1996 (the "Indenture"), among us, The Chase Manhattan Bank, as trustee, and a former affiliate of the Operating Partnership, as guarantor. The former affiliate was subsequently merged into the Operating Partnership.

    As used in this prospectus, "debt securities" means the debt securities that we issue and that the trustee authenticates under the Indenture. Capitalized terms used but not defined under this prospectus have the meanings given to them in the Indenture.

    We have summarized material terms and provisions of the Indenture below. The following summary is not complete and is subject to, and qualified in its entirety by reference to, all provisions of the Indenture. We have included references to section numbers of the Indenture so that you can easily locate the summarized provisions. If you would like more information on any of these provisions, you should read the relevant sections of the Indenture. We have included a copy of the Indenture as an exhibit to our registration statement relating to the debt securities. See "Where You Can Find More Information."

    The debt securities will be "investment grade" securities, meaning at the time of the offering of one or more series of debt securities, at least one nationally recognized statistical rating organization (as defined in the Exchange Act) has rated such series of debt securities in one of its generic rating categories that signifies investment grade. Typically the four highest rating categories of a rating agency, within which there may be sub-categories or gradations indicating relative standing, signify investment grade. An investment grade rating is not a recommendation to buy, sell or hold securities, is subject to revision or withdrawal at any time by the assigning entity, and should be evaluated independently of any other rating.

    The debt securities will not be convertible into or exchangeable for any capital stock of SPG or any equity interest in us.

Terms of the Debt Securities

    The Indenture does not limit the amount of debt securities we may issue under it. We may issue debt securities from time to time, without limit as to aggregate principal amount and in one or more series. The terms of each series of debt securities will be established in a resolution of the board of directors of our managing general partner or in one or more supplemental indentures. Without the consent of the holders of the debt securities, we may issue multiple series of debt securities with different terms or "reopen" a previous series of debt securities and issue additional debt securities of that series. (Section 301).

    The prospectus supplement relating to a series of debt securities being offered will include the specific terms of those debt securities and may include modifications of or additions to the general terms described in this prospectus. The specific terms will include:

  •
  the title of the debt securities;

  •
  the aggregate principal amount of the debt securities and whether there is any limit on the aggregate principal amount that we may subsequently issue;

  •
  the percentage of the principal amount at which the debt securities will be issued;

  •
  the principal amount payable whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

  •
  the date or dates on which the principal of the debt securities will be payable, or the manner in which the payment date or dates will be determined;

  •
  whether the debt securities will bear interest at a fixed or variable rate or not at all and, as applicable:

  —
  the interest rate or the manner in which the interest rate is determined,

  —
  the date or dates from which any interest will accrue, or the method for determining such date or dates,

  —
  the basis upon which interest shall be calculated if other than a 360-day year of twelve 30-day months,

  —
  the record dates and interest payment dates for the debt securities, or the method(s) of determining such dates, and

  —
  the first interest payment date.

  •
  the places where payments on the debt securities will be payable and where the debt securities may be surrendered for registration of transfer or exchange;

  •
  any provision that would obligate or permit us to repurchase, redeem or repay some or all of the debt securities, including any sinking fund requirements;

  •
  the redemption period or periods, redemption price or prices and the terms and conditions upon which the debt securities may be redeemed, if any;

  •
  whether the debt securities are denominated or payable in a foreign currency, units of two or more foreign currencies or a composite currency or currencies, and the related terms, conditions and consequences;

  •
  any deletions from, modifications of or additions to the events of default or our covenants with respect to the debt securities;

  •
  whether the debt securities will be issued in certificated or book-entry form, and the identity of the depositary for debt securities issued in book-entry form;

  •
  whether the debt securities will be in registered or bearer form, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

  •
  the applicability, if any, of the defeasance and covenant defeasance options described under "—Defeasance and Covenant Defeasance" and any modifications of these provisions;

  •
  whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S. person for specified taxes, assessments or other governmental charges and, if so, whether we have the option to redeem the affected debt securities rather than pay the additional amounts;

  •
  with respect to any debt securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control),

  —
  the possible effects of such provisions on the market price of our securities or in deterring certain mergers, tender offers or other takeover attempts, and our intention to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with these provisions,

  —
  whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on the debt securities may be effectively subordinated, and

    —
    the existence of any limitation on our financial or legal ability to repurchase such debt securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

  •
  any other material terms of the debt securities.

    You should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to a series of debt securities will describe these considerations, if they apply.

    One or more series of debt securities may provide that if their maturity is accelerated, the amount due and payable will be less then their stated principal amount. These are referred to as "Original Issue Discount Securities". The prospectus supplement relating to any debt securities issued as Original Issue Discount Securities will describe, if material or applicable, the special U.S. federal income tax consequences, accounting and other special considerations that you should consider before purchasing them.

Denominations, Interest, Registration and Transfer

    We will issue each series of debt securities in fully registered form without coupons and/or in bearer form with or without coupons, as described in the applicable prospectus supplement. The Indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

    Unless the applicable prospectus supplement states otherwise, debt securities issued in fully registered form will be issued in denominations of $1,000 and any integral multiple thereof and debt securities issued in bearer form will be issued in denominations of $5,000 and any integral multiple thereof. Debt securities in global form may be issued in any denomination. (Section 302).

    Unless the applicable prospectus supplement states otherwise, we will pay the principal of and any premium or interest on any series of debt securities in registered form at the corporate trust office of the trustee, initially located at 450 West 33rd Street, 15th Floor, New York, New York 10001. At our option, we may pay interest by check, wire transfer or any other means permitted under the terms of the debt securities. Unless the applicable prospectus supplement states otherwise, we will have the option to pay interest by check mailed to the person in whose name the debt securities are registered on the applicable record dates or by wire transfer of funds to that person at an account maintained within the United States. (Sections 301, 307 and 1002). Payments on global debt securities will be made to the depositary or its nominee in accordance with the then-existing arrangements between the paying agent(s) for the global debt securities and the depositary. See "—Global Securities."

    You may present debt securities for exchange, and registered debt securities for transfer, in the manner, at the places and subject to the restrictions set forth in the Indenture and the applicable prospectus supplement. You may transfer debt securities in bearer form and the coupons, if any, by delivery. There will be no service charge for any transfer or exchange of debt securities, but we may require payment to cover any tax or other governmental charge related to the transfer or exchange. (Section 305).

    We are not required and the trustee is not required:

  •
  to issue or register the transfer or exchange of any debt security, or portion of a registered debt security, selected for redemption; or

  •
  to issue or register the transfer or exchange of any debt security for a period of 15 days prior to the selection of debt securities to be redeemed; or

  •
  to exchange any debt security issued in bearer form that has been selected for redemption, unless such debt security is being exchanged for a registered debt security of the same series and of like tenor, provided that the registered debt security is simultaneously surrendered for redemption; or

  •
  to issue or register the transfer or exchange of any debt security, which has been surrendered for repayment at the option of the holder, except the portion, if any, of such security which is not to be repaid. (Section 305).

Ranking

    The debt securities will be our unsecured and unsubordinated obligations. Unless otherwise described in the applicable prospectus supplement, the debt securities will rank equally with all of our other unsecured and unsubordinated outstanding indebtedness. None of our general partners (including our managing general partner) have any obligation for payment of the debt securities. (Section 1602).

    Except as otherwise described in the applicable prospectus supplement, the Indenture does not limit the amount of indebtedness that we may incur. At June 30, 2001, our share of total outstanding debt, including our pro rata share of joint venture debt, was approximately $10.8 billion, 48% of which was secured debt. Unless the applicable prospectus supplement states otherwise, the debt securities will not benefit from any covenant or other provisions that would afford holders of the debt securities protection in the event of a highly-leveraged transaction, a change of control or a reorganization, restructuring, merger or other transaction that may adversely affect holders of the debt securities, except as described under "—Merger, Consolidation or Sale."

Merger, Consolidation or Sale

    The Indenture generally permits us to consolidate with, merge with or into, or sell, lease or convey all or substantially all of our assets to, any other entity if:

  •
  either (1) we are the continuing entity or (2) the entity that survives the merger or is formed by the consolidation or acquires our assets expressly assumes all of our obligations and covenants under the Indenture, including payment obligations; and

  •
  immediately after the transaction, no Event of Default under the Indenture exists, and no event exists which, with the giving of notice or passage of time or both, would become an Event of Default; and

  •
  an officer's certificate and legal opinion covering these conditions is delivered to the trustee. (Sections 801 and 803).

    Subject to these limitations and unless the applicable prospectus supplement states otherwise, we may, in the future, enter into certain transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that would increase the amount of our indebtedness or substantially reduce or eliminate our assets. This type of transaction may adversely affect our ability to repay our indebtedness, including payment on the debt securities.

Certain Covenants

    Existence.  Except as permitted under "—Merger, Consolidation or Sale" above, the Indenture provides that we will do all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, we are not required to preserve any right or franchise that we determine may be lost without material disadvantage to the holders of the debt securities. (Section 1006).

    Maintenance of Properties.  The Indenture provides that we will maintain all of our material properties which are used or useful to our business or the business of any of our subsidiaries in good condition, repair and working order and will supply them with all necessary equipment, as we determine in our sole discretion, to properly conduct the business carried on at these properties. This covenant does not prohibit us or any of our subsidiaries from selling properties in the ordinary course of our business. (Section 1007).

    Insurance.  The Indenture provides that we will keep all of our insurable properties insured against loss or damage in amounts at least equal to the full insurable value of such properties (subject to reasonable deductibles determined by us) with financially sound and reputable insurance companies. (Section 1008).

    Payment of Taxes and Other Claims.  The Indenture provides that we will pay or discharge or cause to be paid or discharged, before they become delinquent:

  •
  all taxes, assessments and governmental charges levied or imposed upon us, our income, profits or property or that of any of our subsidiaries, and

  •
  all lawful claims for labor, materials and supplies which, if unpaid, might become a lien upon our properties;

provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim that we contest in good faith and by appropriate proceedings. (Section 1009).

    Provision of Financial Information.  We will provide copies of our annual reports and quarterly reports to holders of debt securities. For so long as any debt securities are outstanding, we will file with the SEC, to the extent permitted under the Exchange Act, the annual reports, quarterly reports and other documents which we would be required to file, on or before the required filing dates, under Section 13 or 15(d) of the Exchange Act, whether or not we are subject to these Exchange Act requirements. We also will file these documents with the trustee as provided in the Indenture. (Section 1010).

    Any additional or different covenants with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

Events of Default, Notice and Waiver

    Each of the following will be an "Event of Default" with respect to each series of debt securities issued under the Indenture:

  •
  default in the payment of any interest when due, and continuing for 30 days;

  •
  default in the payment of the principal or premium, when due;

  •
  default in the deposit of any sinking fund payment;

  •
  default in the performance of any other covenant that applies to the debt securities of that series and continuing for 60 days after written notice as provided in the Indenture;

  •
  acceleration of any of our recourse indebtedness, however evidenced, in a principal amount in excess of $30,000,000 if the acceleration is not rescinded or annulled, or the indebtedness is not discharged, within 10 days after written notice as provided in the Indenture;

  •
  certain events of bankruptcy, insolvency or reorganization or court appointment of a receiver, liquidator or trustee of us, any significant subsidiary or any of our respective property; and

  •
  any other Event of Default provided with respect to debt securities of that series. (Section 501).

    If an Event of Default occurs and is continuing for any series of debt securities, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare, by notice as provided in the Indenture, the principal amount, or a lesser amount if provided for in the debt securities of that series, of all of the debt securities of that series due and payable immediately. However, in the case of an Event of Default involving certain events in bankruptcy, insolvency, reorganization or the appointment of a receiver, liquidator or trustee, acceleration will occur automatically. At any time after such acceleration with respect to debt securities of such series but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding debt securities of such series may rescind and annul the acceleration and its consequences if (1) all amounts due otherwise than because of the acceleration have been paid or deposited with the trustee and (2) all Events of Default with respect to debt securities of that series have been cured or waived. (Section 502).

    The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to the debt securities of that series, except a default:

  •
  in the payment of the principal of and any premium or interest on any debt security of that series; or

  •
  in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected. (Section 513).

    The trustee will be prepared to give notice to the holders of debt securities within 90 days of a default under the Indenture unless such default has been cured or waived. However, unless the default is a payment default, the trustee may withhold the default notice if a trust committee of Responsible Officers of the Trustee decides that withholding the notice is in the holders' interest. (Section 601).

    No holders of a debt security of any series may institute any action against us under the Indenture, except actions for payment of overdue principal of and any premium or interest on that debt security unless:

  •
  the holder has previously given written notice to the trustee of a continuing Event of Default with respect to that series of debt securities;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have previously made a written request of the trustee to institute that action and offered the trustee reasonable indemnity; and

  •
  the trustee has not instituted the action within 60 days of the notice, request and offer of indemnity. (Sections 507 and 508).

    Subject to its duty to act with the required standard of care in the case of a default, the trustee is not obligated to exercise any of its rights or powers under the Indenture at the request of any holders of any series of outstanding debt securities, unless the holders offer the trustee reasonable security or indemnification. (Section 602). The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power of the trustee, with respect to the debt securities of that series. However, the trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the other holders of debt securities of that series. (Section 512).

    Within 120 days after the close of each fiscal year, we will deliver to the trustee a certificate, signed by one of our specified officers stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status of the default. (Section 1011).

Modification of the Indenture

    The Indenture may be modified or amended with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, without the consent of each holder of any debt security affected, no modification or amendment may:

  •
  change the Stated Maturity of the principal of and any premium or interest on any debt security;

  •
  reduce the principal amount of, or the rate or amount of interest on, or any premium payable with respect to, any debt security;

  •
  reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of the Original Issue Discount Security or that would be provable in bankruptcy,

  •
  adversely affect any right of repayment at the option of the holder of any debt security;

  •
  change the places or the coin or currency of payment of the principal of and any premium or interest on any debt security;

  •
  impair the right to sue for the enforcement of any payment on or with respect to any debt security;

  •
  reduce the percentage in aggregate principal amount of outstanding debt securities of any series necessary to:

  —
  modify or amend the Indenture,

  —
  waive compliance with certain provisions or certain defaults and the related consequences,

  —
  reduce the quorum or voting requirements set forth in the Indenture; or

  •
  otherwise modify the foregoing provisions or any provision relating to the waiver of certain past defaults or certain covenants, except to:

  —
  increase the percentage of outstanding debt securities necessary to modify or amend these provisions, or

  —
  provide that certain other provisions of the Indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected. (Section 902).

    The holders of a majority in principal amount of a series of outstanding debt securities may waive our obligation to comply with certain covenants relating to that series of debt securities. (Section 1013).

    The Indenture may be modified and amended by us and by the trustee without the consent of any holder of debt securities for any of the following purposes:

  •
  to evidence that another entity is our successor and has assumed our obligations under the Indenture;

  •
  to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any of our rights or powers under the Indenture;

  •
  to add any Events of Default for the benefit of the holders of all or any series of debt securities;

  •
  to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form;

  •
  to change or eliminate any restrictions on payment of the principal of and any premium or interest on debt securities;

  •
  to modify the provisions relating to global debt securities, or to permit the issuance of debt securities in uncertificated form, so long as in either case the interests of the holders of the debt securities of any series are not adversely affected in any material respect;

  •
  to change or eliminate any provisions of the Indenture so long as either (1) there are no debt securities outstanding of any previously created series which are entitled to the benefit of that provision or (2) the amendment does not apply to any then outstanding debt security;

  •
  to secure the debt securities;

  •
  to establish the form or terms of debt securities of any series;

  •
  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the Indenture by more than one trustee;

  •
  to cure any ambiguity, defect or inconsistency in the Indenture, so long as the action does not adversely affect the interests of holders of debt securities of any series in any material respect; or

  •
  to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities so long as that action does not adversely affect the interests of the holders of debt securities of any series in any material respect. (Section 901).

    The Indenture provides that in determining whether the holders of the necessary principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities:

  •
  the principal amount of an Original Issue Discount Security that will be deemed outstanding will be the amount of the principal that would be due and payable upon acceleration (as of the date of the determination);

  •
  the principal amount of a debt security denominated in a foreign currency that will be deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount of that debt security;

  •
  the principal amount of an Indexed Security that will be deemed outstanding will be the principal face amount of that Indexed Security at original issuance, unless otherwise provided under the Indenture; and

  •
  debt securities owned by us or any of our affiliates shall be disregarded. (Section 101).

    The Indenture provides for meetings of the holders of debt securities of a series issuable, in whole or in part, as Bearer Securities. (Section 1501). A meeting may be called at any time by the trustee, and upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of such series, upon notice given as provided in the Indenture. (Section 1502). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, any resolution with respect to any action that may be taken by the holders of a specified percentage in principal amount of the outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of that specified percentage. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at the meeting which may be taken by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, then with respect to that action (and only that action) the persons holding or representing the specified percentage will constitute a quorum. (Section 1504).

    Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any action that the Indenture expressly provides may be taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected, or of the holders of that series and one or more additional series: (1) there will be no minimum quorum requirement for such meeting and (2) the principal amount of the outstanding debt securities of that series which vote in favor of such action will be taken into account in determining whether such action has been taken under the Indenture. (Section 1504).

Discharge

    We may be discharged from our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing in trust with the trustee funds in an amount sufficient to pay the principal of and any premium or interest on the debt securities on the dates the payments are due. (Section 401).

Defeasance and Covenant Defeasance

    We may offer a series of debt securities whose terms include the option for us to defease and be discharged from any and all obligations with respect to that series of debt securities ("defeasance option") and/or the option to cease to comply with the covenants described under "—Certain Covenants" above and any additional covenants that may be applicable to that series ("covenant defeasance option"). If either of these options are available to us with respect to a specific series of debt securities, we will indicate it in the prospectus supplement relating to that series of debt securities. Unless the prospectus supplement relating to that series of debt securities provides otherwise, the terms of the defeasance option and the covenant defeasance option will be as described in this section.

    If we exercise the defeasance option, we will be discharged and released from any further obligations under the Indenture with respect to that series of debt securities, except for obligations:

  •
  to pay, upon the occurrence of certain events, additional amounts, if any, of taxes, assessments or governmental charges with respect to payments on the debt securities of that series,

  •
  to register the transfer or exchange of the debt securities of that series,

  •
  to replace temporary or mutilated, destroyed, lost or stolen debt securities,

  •
  to maintain paying agencies, and

  •
  to hold moneys for payment in trust. (Section 1402)

    To exercise either the defeasance option or the covenant defeasance option, we will be required to deposit in trust with the trustee money (in such currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable at Stated Maturity) or Government Obligations, or both, sufficient to pay the principal of and any premium or interest on, and any mandatory sinking fund or analogous payments in respect of, the debt securities of the applicable series, on the dates the payments are due. We will also be required to deliver to the trustee an Opinion of Counsel (as specified in the Indenture) that the deposit and related defeasance or covenant defeasance will not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. (Section 1404).

    Unless otherwise provided in the applicable prospectus supplement, if after we deposit money or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of that series properly elects to receive payment in a currency, currency unit or composite currency other than the deposited security, or (2) a Conversion Event occurs in respect of the currency, currency unit or composite currency in which the deposit has been made, the indebtedness represented by such debt security will be fully discharged and satisfied through the payment of the debt security as due out of the proceeds yielded by converting the amount deposited in respect of the debt security into a currency, currency unit or composite currency in which that debt security becomes payable as a result of the election or the Conversion Event (based on the applicable market exchange rate). (Section 1405). Unless otherwise provided in the applicable prospectus supplement, all payments of principal of and any premium or interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in U.S. dollars.

    In the event the we exercise our covenant defeasance option with respect to any series of debt securities and the payment of debt securities of that series is accelerated because of the occurrence of any Event of Default (other than the Event of Default that is no longer applicable to the debt securities), the amount of money or Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities of that series at the time of their Stated Maturity but may not be sufficient to pay amounts due at the time of the acceleration resulting from the Event of Default. In any case, however, we would remain liable for the payment of the amounts due at the time of acceleration.

    The applicable prospectus supplement may describe further the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above with respect to the debt securities of a particular series.

Concerning the Trustee

    The Indenture provides that there may be more than one trustee with respect to one or more series of debt securities. Any trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series. (Section 608). If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will administer separate trusts under the Indenture, and, except as otherwise indicated by the Indenture, any action to be taken by a trustee with respect to one or more series of debt securities may be taken only by the trustee for that series. (Section 609).

Global Securities

    The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of global securities will be described in the applicable prospectus supplement relating to that series.

PLAN OF DISTRIBUTION

    We may sell the debt securities covered by this prospectus:

  •
  to or through underwriters or dealers,

  •
  directly to purchasers, and/or

  •
  through agents.

    The distribution of the debt securities may occur from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

    The prospectus supplement relating to a series of debt securities will set forth terms of the offering of the debt securities, including:

  •
  the name of any underwriters, dealers or agents,

  •
  the initial public offering or purchase price,

  •
  any discounts or commissions to be allowed or paid to the underwriters or agents and all other items constituting underwriting compensation,

  •
  any discounts, concessions or commissions to be allowed or reallowed or paid by any underwriters to other dealers,

  •
  the net proceeds we will receive from the offering of the debt securities, and

  •
  any securities exchange on which the debt securities may be listed.

    In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of debt securities they realize, may be deemed to be underwriting discounts and commissions under the Securities Act.

    We may agree to indemnify the underwriters, dealers and agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act. We also may agree to contribute to the payment of those liabilities and to reimburse them for certain expenses.

    Underwriters, dealers and agents participating in the offer or sale of the debt securities, and their associates, may by customers of ours, or may engage in transactions with or perform services for us or one or more of our affiliates, in the ordinary course of business.

    Unless otherwise set forth in the prospectus supplement relating to a series of debt securities, the obligations of the underwriters to purchase that series of debt securities will be subject to certain conditions precedent and each of the underwriters with respect to that series of debt securities will be obligated to purchase all of that series of debt securities allocated to it if any of that series of debt securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If stated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases the institution must be approved by us. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the debt securities covered under the contract shall not at the time of delivery be prohibited under the laws of any jurisdiction to which the institution is subject. The underwriters and such other agents will not have any responsibility for the validity or performance of the contracts.

LEGAL MATTERS

    The validity of each issue of the debt securities offered and certain federal income tax matters will be passed upon for us by Baker & Daniels, Indianapolis, Indiana.

EXPERTS

    The audited financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve the plans, intentions and expectations discussed in these forward-looking statements. Our actual results may differ materially. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading "Risk Factors," that we believe would cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to "incorporate by reference" into this prospectus some of the information we file with them, which means:

  •
  incorporated documents are considered a part of the prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC will automatically update and supercede this incorporated information.

    We incorporate by reference the following documents that we or SPG and SRC have filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2000;

  •
  our Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 2001 and June 30, 2001;

  •
  the Indenture under which the debt securities are to be issued, which is filed as an exhibit to the registration statement that contains this prospectus;

  •
  SPG and SRC's Annual Report on Form 10-K for the year ended December 31, 2000;

  •
  SPG and SRC's Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 2001 and June 30, 2001;

  •
  SPG and SRC's Current Reports on Form 8-K dated February 16, 2001, May 11, 2001, July 1, 2001 and August 10, 2001; and

  •
  the definitive proxy statement for the 2001 Annual Meetings of Stockholders of SPG and SRC.

    Our Securities Exchange Act filing number is 333-11491 and the Securities Exchange Act filing number of SPG and SRC is 1-14469.

    We also incorporate by reference each of the following documents that we or SPG and SRC file with the SEC after the date of this prospectus until this offering is completed or after the date of the initial registration statement and before the effectiveness of the registration statement:

  •
  reports filed under Sections 13(a) or 13(c) of the Exchange Act;

  •
  definitive proxy or information statements filed under Section 14 of the Exchange Act; and

  •
  any reports filed under Section 15(d) of the Exchange Act.

    You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted.

    You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition and results of operations may have changed since that date.

    To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Simon Property Group, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204, Attention: Investor Relations (317) 685-7330.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports and other information with the SEC. Our SEC filings, including the registration statement, the form of the Indenture under which the debt securities are to be issued and other information about us, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's address in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

    We are a subsidiary of SPG. SPG and SRC also file reports, proxy statements and other information with the SEC. In addition to the SEC public reference rooms and the SEC's web site, you may also inspect reports and other information filed by SPG and SRC at the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

    We have filed a registration statement on Form S-3 covering the debt securities. For further information on the debt securities and us, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

$

Simon Property Group, L.P.

   % Notes due 20

P R O S P E C T U S  S U P P L E M E N T

October   , 2001

Joint Book-Running Managers

Banc of America Securities LLC

Salomon Smith Barney

Credit Suisse First Boston

JPMorgan

UBS Warburg

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TABLE OF CONTENTS
SIMON PROPERTY GROUP, L.P.
RECENT DEVELOPMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
UNDERWRITING
LEGAL MATTERS
ABOUT THIS PROSPECTUS
WHO WE ARE
USE OF PROCEEDS
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
WHERE YOU CAN FIND MORE INFORMATION